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                                                                    EXHIBIT 99.1

                       BIG FLOWER CONTINUES INTERNATIONAL
              DIRECT MARKETING EXPANSION WITH UK-BASED COLORGRAPHIC


New York City (December 16, 1998) - Big Flower Holdings, Inc. (NYSE: BGF), announced today that Webcraft, Big Flower's direct marketing services business, has entered into a definitive contract to purchase U.K.-based Colorgraphic Direct Response Limited, a privately-owned direct mail and marketing services company with last twelve months revenue of approximately $55 million. Headquartered in Leicester, England, Colorgraphic specializes in producing highly customized direct mail advertising programs for the publishing and consumer goods industries.
The terms of the acquisition were not disclosed.

"Colorgraphic, a leader in producing highly-complex and customized direct mail campaigns, shares Webcraft's business strategy of transforming itself into a fully-integrated provider of direct marketing services. With cross-fertilization of business skills, we expect Webcraft and Colorgraphic to continue to execute a high-growth, full-service strategy in the U.S. and the U.K. that includes not only highly personalized direct mail campaigns, but also database management and response fulfillment services," said Edward T. Reilly, President and Chief Executive Officer of Big Flower Holdings, Inc.

Colorgraphic began its expansion into providing fully-integrated direct marketing services six months ago when it established a campaign management business to assist clients in the development of direct marketing strategies and creative materials and the production of targeted mailing lists. Colorgraphic also opened additional facilities in Bardon and Leicester, England to perform mailing, response management and fulfillment services.


Colorgraphic is Big Flower's second direct marketing acquisition in the U.K. in the past four quarters. Last year, Big Flower acquired Olwen Direct Mail, a full-service direct mail producer headquartered in South London. In addition to the direct marketing acquisitions, Big Flower has also established a strong digital services presence in the U.K. with three acquisitions this year. In March, the company acquired Production Response and Lifeboat Matey, digital premedia and image content management businesses, and last month added Admagic, a London-based premedia services company.

Mr. Reilly continued, "Over the past 12 months, we have sought to replicate our U.S. success in the U.K., which is an important market for our multi-national customers. Colorgraphic


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marks our fifth acquisition in the U.K. and we now have annualized U.K.-based revenue of approximately $130 million, primarily consisting of direct marketing and digital services. Furthermore, we expect growth in the U.K. to continue as our existing customers increase their needs and as new customers seek our full-service solutions."


Big Flower Holdings, Inc. is a leading advertising, marketing and information services company which provides more than 3,000 retail, advertising agency, broadcasting, manufacturing and newspaper customers with highly-targeted, promotional advertising products and services and software. Big Flower specializes in targeted advertising inserts, circulation-building newspaper products, customized direct mail and direct marketing services and digital services, including outsourced digital premedia and computer-based management systems for the broadcast industry. For the twelve months ended September 30, 1998, the Company's pro forma revenues were approximately $1.7 billion, including all acquisitions.



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For more information, please contact:                Nancy S. Murray
                                                     Big Flower Holdings, Inc.
                                                     212.521.1606
                                                     nmurray@bigflower.com